Exhibit 8.1

List of Subsidiaries

The following are the Registrant, its subsidiaries and its variable interest entities (“VIEs”):

Registrant (Cayman Islands):

Recon Technology, Ltd

Subsidiary (Hong Kong):

Recon Investment Ltd.

Subsidiary (PRC):

Recon Hengda Technology (Beijing) Co., Ltd.

VIE affiliates (PRC):

Beijing BHD Petroleum Technology Co. Ltd.

Nanjing Recon Technology Co., Ltd.

Huang Hua BHD Petroleum Equipment Manufacturing Co. LTD.

Gan Su BHD Environmental Technology Co., Ltd. (51% owned by Beijing BHD Petroleum Technology Co. Ltd.)

Qing Hai BHD New Energy Technology Co., Ltd. (55% owned by Beijing BHD Petroleum Technology Co. Ltd.)